Exhibit 99.1

EMRISE
NEWS	CORPORATION
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE ANNOUNCES 2010 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Pretax Income Achieved in Quarter; Net Sales Up 18% from 2010 Third Quarter;

Order Rates Strong; Backlog Up 60% Year Over Year

DURHAM, NC — March 29, 2011 — EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced financial results for its fourth quarter and year ended December 31, 2010 and will conduct its earnings conference call today as previously scheduled.

Net sales from continuing operations in this year’s fourth quarter were $9.2 million, an increase of  more than 18 percent from the 2010 third quarter, and up approximately 6 percent from net sales in the 2009 fourth quarter.  The Company ended the year with backlog up 60 percent from 2009, and it reported pretax income of $0.1 million for the 2010 fourth quarter, a substantial improvement from the pretax loss reported in the fourth quarter of 2009.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said the Company achieved a number of significant strategic milestones in 2010 that significantly improved the strength of the Company.  He also said there were several key operational accomplishments in the fourth quarter of 2010 that the Company believes are important indicators for growth in 2011 and beyond.

Significant 2010 Milestones Include:

•                  Sale of Advanced Control Components, Inc. (ACC) subsidiary in a cash transaction valued up to $19 million;

•                  $12.7 million payoff of the aggregate of $16.5  million in debt owed to the Company’s then principal lender and the former shareholders of ACC, significantly strengthening the balance sheet and improving liquidity;

•                  Repurchase from its then principal lender, for a total purchase price of $100,000, two warrants that would have entitled the lender to purchase an aggregate total of 775,758 shares of EMRISE common stock;

•                  Net tangible assets and net worth increased to $5.9 million and $7.1 million, respectively, at year end, up from negative $5.3 million and negative $0.2 million, respectively, at the end of 2009;

•                  Working capital was $9.9 million, up $13.4 million from a negative $3.5 million at the end of 2009;

•                  A 60 percent increase in year-end backlog compared to 2009, with shipments of the backlog expected to contribute toward profitability in the second half of 2011;

•                  Operational and financial re-engineering of EMRISE following the sale of ACC and pay down of debt that included launching a program focused on potential strategic acquisitions, mergers and alliances;

•                  Increasing growth trend in orders for products sold into the in-flight entertainment and connectivity (IFE&C) market compared to the relatively flat growth in that market in 2008 and 2009; and

•                  Even though Electronic Devices revenue declined year over year due to a gap in the Eurofighter program, the number of customer-funded engineering projects were at an all-time high at the end of 2010.

Key Highlights of the 2010 Fourth Quarter Include:

•                  Bookings in the quarter were $17.8 million, an increase of  approximately 96 percent from $9.1 million in the 2010 third quarter, and up approximately 76 percent from bookings of $10.1 million in the 2009 fourth quarter;

•                  Even though shipments and net sales increased in the quarter, the year ended with a very strong backlog, which was up substantially from the 2010 third quarter and the 2009 fourth quarter;

•                  Solid increases in order rates in both the Electronic Devices and Communications Equipment business segments;

•                  Net sales increased from the 2010 third quarter and 2009 fourth quarter;

•                  $4 million in orders for electronic devices for IFE&C applications;

•                  Additional finance and administration cost reductions; and

•                  Generated pretax income in the quarter compared to a pretax loss in the fourth quarter of 2009.

“2010 proved to be a very challenging, yet very successful and transformative year for EMRISE,” Oliva said.  “As the Company entered 2010 it faced a number of significant challenges that brought into question its future viability.  We reduced our debt load in 2009 through the sale of non-core businesses and assets, but there was still a significant amount of debt maturing in 2010 that needed to be paid through additional sales of assets if we were to survive.  It clearly was a very difficult time.”

By the end of the 2010 third quarter, EMRISE sold substantially all the assets of its RO Associates subsidiary, which was a non-performing business, and sold all the stock in its Advanced Control Components, Inc., and Custom Components, Inc. subsidiaries (collectively the “ACC Operations”).

“The sale of the ACC Operations allowed us to repay all but $1 million of the debt outstanding to our then principal lender and significantly restructure the credit agreement,” Oliva said.  “We were also able to repay all but $2.8 million of the amounts owed to the former shareholders of the ACC Operations, and to deliver on our commitment to our stockholders to eliminate nearly all of the Company’s outstanding debt, which significantly strengthened our balance sheet and improved our working capital.   To complement our planned organic growth, we were also able to launch the initial phase of our strategy to grow the Company and enhance stockholder value through potential strategic acquisitions, mergers and alliances.”

The financial results for the Digitran division of the Company’s wholly-owned subsidiary, EMRISE Electronics Corporation, and XCEL Japan, Ltd. (collectively the “Digitran Operations”), which were sold on March 20, 2009, the financial results for RO Associates, Inc., (the “RO Operations”), which was sold on March 22, 2010, and the financial results for the ACC Operations, which were sold on August 31, 2010, have been removed from the comparisons of the results for the periods reported and are classified as discontinued operations in the tables presented in this release.

Fourth Quarter Results

Net sales from continuing operations for the 2010 fourth quarter were $9.2 million compared to $7.8 million in the 2010 third quarter and $8.7 million in the fourth quarter of 2009.  The increase in net sales in the quarter was due primarily to improvements in sales volumes at the Company’s subsidiaries as a result of an upturn in sales of IFE&C systems at its electronic devices subsidiaries and increased sales volumes of network access products at the communications equipment subsidiaries.

Gross profit from continuing operations for the 2010 fourth quarter was $3.2 million, or 34.5 percent of net sales, compared to $2.3 million, or 29.8 percent of net sales, in the 2010 third quarter and $3.1 million, or 35.7 percent of net sales, in the same period for 2009.  The increase in gross profit, as a percentage of net sales, from the 2010 third quarter was primarily due to higher sales volume in the electronic devices business segment and a more favorable product mix in the communications equipment business segment.  Gross profit from continuing operations, as a percentage of sales, in the fourth quarter 2010 remained relatively consistent with that of fourth quarter 2009.  Gross profit in the fourth quarter 2010 was impacted by costs associated with customer- and project-driven engineering, which began late in the fourth quarter and is expected to continue in the first half of 2011 in anticipation of an increase in shipments in the second half of 2011.

Operating expenses from continuing operations were $2.9 million in the fourth quarter of 2010 compared to $3.3 million in the fourth quarter of 2009.  The decrease related to a reduction in selling, general and administrative expenses associated with the residual effects of headcount reductions, office closures in France and California and an overall decrease in corporate expenses implemented in 2009.  Also contributing to the decrease was a reduction in engineering and product development costs as the focus for engineering shifted from general product upgrades and development to customer-specific and project-driven engineering activities, which is captured in the cost of the product.

Operating income from continuing operations in the fourth quarter of 2010 was $0.3 million compared to an operating loss from continuing operations of $0.2 million in the fourth quarter of 2009.  Other expense in the fourth quarter of 2010 was $0.2 million compared to $0.7 million in the fourth quarter of 2009, which included interest expense of $0.1 million and $1.0 million in the fourth quarter of 2010 and 2009, respectively.

Pre-tax income from continuing operations in the fourth quarter of 2010 was $0.1 million, an improvement of more than $0.9 million compared to the pre-tax loss from continuing operations in the fourth quarter of 2009 of $0.9 million.  2010 fourth quarter pre-tax income included a special, one-time $0.2 million non-cash charge related to recording a premium on the $1.0 million remaining debt obligation to the Company’s former senior lender, which was required under accounting principles generally accepted in the U.S. (“GAAP”) as the interest rate on that debt is significantly higher than the interest rate on the Company’s other debt obligations.

“Based on these results, we are very optimistic about the future.  We believe we are a much leaner and more efficient operation with a narrower focus and effective strategies for growth,” Oliva added.  “We are experiencing a solid upward trend in order rates that has resulted in a large and growing backlog.  We will be ramping up manufacturing of our current backlog during the first half of 2011, which will require up-front investment in engineering and inventory.  While this ramp up will result in losses during the first half of 2011, as that portion of the backlog scheduled for shipment in the second half of 2011begins to ship, we believe sales will improve substantially and contribute to our profitability in the second half of 2011.”

Full Year 2010 Results

Net sales from continuing operations in 2010 were $30.6 million compared to $34.7 million in 2009.  The year-over-year decrease in sales was primarily due to lower volume within the electronic devices segment as a result of a gap in the production schedule for the European Fighter Aircraft (Typhoon) and other military power supply projects.  Also contributing was the negative impact of exchange rate fluctuations between the British pound sterling and the U.S. dollar.  These decreases were partially offset by an increase in sales of test equipment and network access products within our communications equipment segment.

The majority of the year-over-year declines in net sales occurred in the first three quarters of 2010; however, the Company has seen significant improvements in order rates and sales volumes in the fourth quarter of 2010 as a result of organic growth at all of its subsidiaries.

Gross profit from continuing operations for 2010 was $9.4 million, or 30.7 percent of net sales, compared to $11.9 million, or 34.3 percent of net sales, for 2009.  The decrease in gross profit, as a percentage of sales, was primarily related to the reduced sales volume in the electronic devices segment discussed above, which resulted in additional absorption of fixed costs, and also due to changes in product mix and the negative impact of exchange rate fluctuations.  This decrease was partially offset by sales of higher margin network access products within the Company’s communications equipment segment.

Operating expenses from continuing operations were $12.7 million in 2010 compared to $13.7 million in 2009.  The decrease related to a reduction in selling, general and administrative expenses (SG&A) as a result of the cost reduction activities implemented in 2009, which included headcount reductions, office closures in France and California, and an overall decrease in corporate expenses.  Also contributing to the decrease was the impact of headcount reductions in the first half of 2009, which resulted in employee termination costs that were not present in 2010.  These decreases were offset slightly by our California subsidiary absorbing all of the facility costs at its location in the second half of 2010 where it had previously shared costs with the divested RO Operations, as well as certain costs for consulting, legal and audit of approximately $0.6 million associated with transaction-related activities that will not recur in future periods.  Additionally, the decrease was partially offset by $0.9 million in employee transaction costs and $0.6 million in transaction-related activities, which remain in continuing operations and are non-recurring.

Operating loss from continuing operations in 2010 was $3.4 million compared to an operating loss from continuing operations of $1.8 million in 2009.  Other expense, net in 2010 was $1.5 million compared to $3.5 million in 2009, which included interest expense of $1.9 million and $4.1 million in 2010 and 2009, respectively.  Pre-tax loss from continuing operations in 2010 was $4.9 million compared to a pre-tax loss from continuing operations in 2009 of $5.4 million.

The Company’s non-GAAP adjusted loss from continuing operations was $3.1 million for 2010 compared to $4.8 million for 2009.  The improvement was primarily the result of a decrease in interest expense of $2.1 million associated with the significant reduction in debt balances and a reduction in amortization of deferred financing costs and debt discount as 2009 reflects $0.5 million of accelerated amortization, which is absent in 2010.  Partially offsetting the improvement in interest expense is the decline in operating income as a result of lower gross profits discussed above.

Net loss was $3.4 million in 2010, or $0.32 loss per basic and diluted share, compared to a net income of $1.0 million, or $0.10 earnings per basic and diluted share in 2009.  Net loss in 2010 included $1.2 million of income from discontinued operations.  Net income in 2009 included income of $5.8 million from discontinued operations of which $7.2 million was a gain on the sale of the Digitran Operations.

Adjusted EBITDA for 2010 was a negative $2.5 million, compared to negative Adjusted EBITDA of $1.1 million in 2009. The year-over-year decline in Adjusted EBITDA was primarily due to $0.9 million in employee transaction costs and $0.6 million in transaction-related activities, which remain in continuing operations and are non-recurring.

In September 2010, the Company’s French subsidiary, CXR AJ, sustained significant fire damage to a portion of its facility, which resulted in damage to the building and to a significant amount of inventory.  EMRISE recorded an impairment of approximately $1.1 million for this inventory at September 30, 2010.  The CXR AJ insurance policy is expected to cover this inventory amount, therefore, the Company has recorded a receivable for the same amount as the impairment loss.  During December 2010, the Company received an advance of approximately $0.7 million towards that receivable.

Backlog

Backlog from continuing operations was $27.1 million as of December 31, 2010, up more than 60 percent from $16.9 million as of December 31, 2009. The amount of backlog orders represents revenue that the Company anticipates recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. As of December 31, 2010, approximately 90% of the backlog related to electronic devices business, which tends to result in long lead-times for manufacturing processes due to the custom nature of the products.  Approximately 10% of this backlog related to communications equipment business, which tends to deliver standard or modified standard products from stock as orders are received. Management believes that the majority of the current backlog will be shipped within the next 12 months.

Balance Sheet and Working Capital

As of December 31, 2010, EMRISE’s cash and equivalents were $3.7 million compared to $4.0 million at December 31, 2009.  At December 31, 2010, the Company had total debt obligations of $4.7 million, which included $0.4 million outstanding related to subsidiary financing arrangements, a term loan payable to the former principal lender of $1.0 million, capital lease obligations of $0.3 million and notes payable to the former ACC shareholders of $2.8 million, the current portion of which totaled $0.6 million.  Total debt obligations at December 31, 2009 were $16.6 million, or 72 percent higher than total debt obligations at December 31, 2010.  Working capital from continuing operations was $9.9 million at December 31, 2010 as compared to negative $3.5 million at December 31, 2009.  The improvement was the result of the repayment of substantially all of the previously discussed debt.

Outlook for 2011

EMRISE ended 2010 with a strong backlog of orders and is seeing that trend continuing in the first quarter of 2011.  Oliva said the Company expects revenue in 2011 to be in the range of $33 million to $35 million and that the first half of 2011 will be focused on ramping up manufacturing of the Company’s current backlog, requiring up-front investment in engineering and inventory.  While this ramp up will result in losses during the first half of 2011, the Company expects improved sales in the second half of 2011 as it ships the existing backlog, which it believes will contribute toward profitability in the second half of 2011.  Oliva also said the Company was continuing to evaluate and pursue strategic, synergistic acquisition, merger and alliance opportunities to complement its planned organic growth, enhance its existing operations and to achieve its goal of growing the Company and enhancing stockholder value.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes non-GAAP financial measures, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt.  These non-GAAP measures include Adjusted EBITDA and Adjusted Loss from Continuing Operations.  EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations.  EMRISE defines Adjusted Loss from Continuing Operations as net income (loss) excluding discontinued operations, non-recurring employee transaction costs and other non-recurring expenses associated with transaction activities.  Reconciliations between net income (loss) and Adjusted EBITDA and loss from continuing operations and Adjusted Loss from Continuing Operations are provided in the financial tables at the end of this news release.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Tuesday, March 29, 2011 to discuss the Company’s audited financial results for the year ended December 31, 2010, as well as to review the 2010 fourth quarter results. To join the conference call, dial toll-free (877) 941-2321 five minutes prior to the scheduled start time. For callers outside the United States, dial (480) 629-9714.  A live webcast of the call may also be accessed at www.EMRISE.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net/dce.aspx?sid=0000835D.   An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including the Company’s strategy to grow through refocusing its business to grow organically and to consider synergistic merger and acquisition transactions and to otherwise expand the Company; enhancing stockholder value; achieving future profitability; achieving an improvement in sales and backlog; and expectations for its industry, its markets, the Company’s business strategy and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.   The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the ability to complete strategic initiatives; the willingness and availability of merger, acquisition or alliance partners; the terms, conditions and timing of such transactions and events; failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings or cost reductions that need to be reversed to meet operating needs; whether the global economic recession will have a further or deeper negative impact on the Company’s customers, vendors or suppliers that has a negative impact on the Company’s ability to ship backlog, increase sales or meet its sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected.  The Company also refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report to be filed on Form 10-K for the year ended December 31, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended
	December 31,
	2010	2009

Net Sales	$30,561	$34,695
Cost of Sales	21,179	22,788
Gross profit	9,382	11,907

Operating expenses:
Selling, general and administrative	10,090	11,948
Engineering and product development	1,736	1,796
Employee transaction costs	906	—
Total operating expenses	12,732	13,744
Loss from operations	(3,350)	(1,837)

Other income (expense):
Interest income	86	98
Interest expense	(1,940)	(4,054)
Other, net	20	433
Gain on extinguishment of debt	295	—
Total other expense, net	(1,539)	(3,523)

Loss before income taxes	(4,889)	(5,360)
Income tax benefit	(297)	(578)
Loss from continuing operations	(4,592)	(4,782)
Discontinued operations:
Income from discontinued operations including gain (loss) on sale	1,786	7,528
Income tax provision for discontinued operations	615	1,704
Net income from discontinued operations	1,171	5,824

Net (loss) income	$(3,421)	$1,042

Weighted average shares outstanding
Basic	10,647	10,209
Diluted	10,647	10,209

Earnings (loss) per share:
Basic
Continuing operations	$(0.43)	$(0.47)
Discontinued operations	$0.11	$0.57
Net (loss) earnings	$(0.32)	$0.10
Diluted
Continuing operations	$(0.43)	$(0.47)
Discontinued operations	$0.11	$0.57
Net (loss) earnings	$(0.32)	$0.10

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$3,742	$3,994
Accounts receivable, net of allowances for doubtful accounts of $152 at December 31, 2010 and $160 at December 31, 2009	5,573	6,059
Inventories	7,568	8,031
Current deferred tax assets	36	158
Prepaid and other current assets	1,336	841
Current assets of discontinued operations	—	6,368
Total current assets	18,255	25,451

Property, plant and equipment, net	863	987
Goodwill	4,931	2,878
Intangible assets other than goodwill, net	973	1,107
Deferred tax assets	259	308
Other assets	208	121
Noncurrent assets of discontinued operations	—	19,425
Total assets	$25,489	$50,277
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,168	$2,734
Accrued expenses	3,777	5,232
Line of credit	411	5,156
Current portion of long-term debt, net of discount of $0 and $290	172	8,109
Notes payable to stockholders, current portion	—	348
Income taxes payable	82	604
Other current liabilities	752	370
Current liabilities of discontinued operations	—	6,994
Total current liabilities	8,362	29,547

Long-term debt	4,092	2,938
Deferred income taxes	141	144
Other liabilities	874	688
Noncurrent liabilities of discontinued operations	—	1,572
Total liabilities	13,469	34,889
Commitments and contingencies
Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares no shares issued and oustanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,667,000 and 10,213,000 issued and outstanding at December 31, 2010 and December 31, 2009, respectively	128	126
Additional paid-in capital	44,068	43,480
Accumulated deficit	(30,007)	(26,586)
Accumulated other comprehensive loss	(2,169)	(1,632)
Total stockholders’ equity	12,020	15,388
Total liabilities and stockholders’ equity	$25,489	$50,277

Reconciliation of Adjusted Loss from Continuing Operations to

Net (Loss) Income

(Unaudited, in thousands)

The below table of Adjusted Loss from Continuing Operations reflects all periods presented in the narrative section of this release.

	Year ended
	December 31,
	2010	2009

Net (loss) income, as reported	$(3,421)	$1,042
Income from discontinued operations	1,171	5,824
Loss from continuing operations, as reported	$(4,592)	$(4,782)

Adjustments:
Employee transaction costs	906	—
Other non-recurring transaction costs	583	—

Adjusted loss from continuing operations	$(3,103)	$(4,782)

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(Unaudited, in thousands)

	Year Ended
	December 31,
	2010	2009

Net (loss) income as reported	$(3,421)	$1,042

Additions:
Depreciation and amortization	461	564
Stock-based expense	140	150
Interest expense, net	1,854	3,956
Other, net	(20)	(433)
Income tax benefit	(297)	(578)

Subtractions:
Net income from discontinued operations	1,171	5,824

Adjusted EBITDA	$(2,454)	$(1,123)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA and Adjusted Loss from Continuing Operations as supplemental measures of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain or loss on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. We define Adjusted Loss from Continuing Operations as net (loss) income excluding income (loss) from discontinued operations, non-recurring employee transaction costs and other non-recurring expenses associated with transaction activities.  Management believes that Adjusted Loss from Continuing Operations provides a meaningful trend of operating performance.  Management provides an Adjusted EBITDA measure and Adjusted Loss from Continuing Operations so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The terms Adjusted EBITDA and Adjusted Loss from Continuing Operations are not defined under GAAP, and are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and Adjusted Loss from Continuing Operations have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA and Adjusted Loss from Continuing Operations in isolation, or as a substitute for net income (loss) or loss from continuing operations other consolidated income statement data prepared in accordance with GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Adjusted Loss from Continuing Operations only supplementally.